Exhibit 10.2

SPROUTS FARMERS MARKET, INC.

RSU AGREEMENT

Cover Sheet

Sprouts Farmers Market, Inc., a company organized under the laws of the State of Delaware (“Company”), hereby grants an award of restricted stock units (“RSUs”) to the individual named below. The terms and conditions of the RSUs are set forth in this cover sheet (“Cover Sheet”), in the attached RSU Agreement (the “Agreement”) and in the Sprouts Farmers Market, Inc. 2013 Incentive Plan (the “Plan”). All capitalized terms used but not defined in this Cover Sheet and the Agreement will have the meanings ascribed to such terms in the Plan.

Granted to:

Grant Date:

Number of RSUs:

Vesting Schedule:

Delivery of Shares:

By signing this Cover Sheet, you agree to all of the terms and conditions described in this Cover Sheet, in the Agreement and in the Plan.

Signature:	Date:

SPROUTS FARMERS MARKET, INC.

By:
Name:	Doug Sanders
Title:	Chief Executive Officer

SPROUTS FARMERS MARKET, INC.

2013 INCENTIVE PLAN

RSU AGREEMENT

Right to Shares	The award of RSUs represents your right to receive, and the Company’s obligation to deliver, one Share per RSU, subject to the terms and conditions of this Agreement, the Plan and the Cover Sheet.

Vesting

The RSUs awarded to you will vest in accordance with the schedule set forth in the Cover Sheet.

All RSUs will cease vesting as of the date your employment with the Company and its Affiliates has terminated for any reason.

Delivery; Settlement; Change in Control

As and when RSUs vest, a number of Shares equal to the number of such RSUs shall be delivered as soon as practicable thereafter in settlement of such RSUs, and upon such delivery, you shall have no further rights with respect to those RSUs.

Notwithstanding the foregoing or the Cover Sheet, immediately prior to a Change in Control, as defined in Exhibit A, all RSUs then outstanding shall be settled for a number of Shares equal to the number of RSUs then outstanding.

Termination	Should your employment with the Company and its Affiliates terminate for any reason, all of your RSUs then outstanding will terminate, and you will no longer have any right to receive any Shares in respect of such RSUs. The grant of RSUs does not confer upon you any right to continued employment with the Company or interfere with the Company’s right to terminate your employment at any time.

Taxes

When Shares are delivered to you upon settlement of any of your RSUs, the Company is required to withhold taxes pursuant to applicable law. The Company will satisfy this withholding obligation through a “sell to cover” whereby you irrevocably direct a securities broker approved by the Company to sell a portion of your Shares subject to the RSUs upon vesting and to deliver the sale proceeds to the Company in payment of the applicable withholding taxes. You agree to provide these directions by signing and returning the Irrevocable Standing Order to Sell Shares attached hereto, along with a signed copy of the Cover Sheet, within 21 days of the Grant Date.

The number of Shares that the broker will sell will be based on an estimate made by the broker of the Shares required to be sold to satisfy the withholding taxes. You agree that the proceeds received from the sale of Shares will be used to satisfy the withholding taxes and, accordingly, you authorize the broker to pay such proceeds to the Company for such purpose. To the extent that the proceeds obtained by such sale exceed the amount necessary to satisfy the withholding taxes, such excess proceeds shall be deposited into your brokerage account and in the event of a shortfall, additional Shares may be sold and/or cash withholding may be required from you. Any remaining Shares shall be deposited into your brokerage account.

If there is not a market in the Shares or the Company determines in its sole discretion that the sell to cover procedure is not advisable or sufficient, the Company will have the right to make other arrangements to satisfy the withholding taxes due upon issuance of the Shares with respect to the RSUs, including, but not limited to, the right to deduct amounts from salary or payments of any kind otherwise due to the Participant or withhold in Shares, provided that the Company only withholds the amount of Shares necessary to satisfy the statutory minimum withholding amount. If such other arrangements are made, your Irrevocable Standing Order to Sell Shares will be voided.

Restrictions on Resale and Settlement

By signing this Agreement, you agree not to sell any Shares received upon settlement of RSUs at a time when applicable laws, regulations or Company policies prohibit a sale.

The Company’s obligation to deliver Shares upon settlement of the RSUs shall be subject to applicable laws, rules and regulations and also to such approvals by governmental agencies as may be deemed appropriate to comply with relevant securities laws and regulations.

Transfer of RSUs

You cannot transfer or assign RSUs or your right to receive Shares upon settlement of RSUs. For instance, you may not sell RSUs or use them as security for a loan. If you attempt to do any of these things, your RSUs will immediately become invalid.

Regardless of any marital property settlement agreement, the Company or a securities broker, as applicable, is not obligated to recognize your former spouse’s interest in your RSUs in any way.

Stockholder Rights; Dividend Equivalent Rights

You, or your estate or heirs, have no rights as a stockholder of the Company in respect of RSUs until Shares have been delivered in settlement of the RSUs. No adjustments are made for dividends or other rights if the applicable record date occurs before Shares are delivered, except as described in the Plan.

However, to the extent you hold RSUs on the record date of any cash dividend on Shares, you will be entitled to a payment in an amount, per RSU held, equal to the amount of the cash dividend declared and paid in respect of one Share. This Dividend Equivalent Right will be included in your regular compensation for the pay period during which the actual cash dividend is paid, and will be subject to applicable withholding taxes.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Delaware.

The Plan and Other Agreements

The text of the Plan and any amendments thereto are incorporated in this Agreement by reference.

This Agreement, the Cover Sheet and the Plan constitute the entire understanding between you and the Company regarding the RSUs. Any prior agreements, commitments or negotiations concerning the RSUs are superseded.

By signing the Cover Sheet of this Agreement, you agree to all of the terms and conditions described above and in the Plan and evidence your acceptance of the powers of the Committee of the Board of Directors of the Company that administers the Plan.

Exhibit A

Certain Definitions

“Affiliate” means, when used with reference to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, or owns greater than fifty percent (50%) of the voting power in, the specified Person (the term “control” for this purpose shall mean the ability, whether by the ownership of shares or other equity interest, by contract or otherwise, to elect a majority of the directors of a corporation, independently to select the managing partner of a partnership or the managing member or the majority of the managers, as applicable, of a limited liability company, or otherwise to have the power independently to remove and then select a majority of those Persons exercising governing authority over an entity, and control shall be conclusively presumed in the case of the direct or indirect ownership of fifty percent (50%) or more of the voting equity interests in the specified Person).

“Change in Control” shall mean:

(i)	any event occurs the result of which is that any “person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act, becomes the “beneficial owner”, as defined in Rules l3d-3 and l3d-5 under the Exchange Act directly or indirectly, of more than 50% of the voting stock of the Company or any successor company thereto, including, without limitation, through a merger or consolidation or purchase of voting stock of the Company; provided that the transfer of 100% of the voting stock of the Company to a Person that has an ownership structure identical to that of the Company prior to such transfer, such that the Company becomes a wholly owned subsidiary of such Person, shall not be treated as a Change in Control;

(ii)	during any period of two (2) consecutive years, individuals who at the beginning of such period constituted the Board, together with any new directors whose election by such Board or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board then in office;

(iii)	the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions other than a merger or consolidation, of all or substantially all of the assets of the Company and its consolidated subsidiaries taken as a whole to any Person or group of related Persons; or

(iv)	the adoption of a plan relating to the liquidation or dissolution of the Company.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Person” means and includes any individual, partnership, joint venture, corporation, limited liability company, estate, trust, or other entity.

IRREVOCABLE STANDING ORDER TO SELL SHARES

I have been granted restricted stock units (“RSUs”) by Sprouts Farmers Market, Inc. (the “Company”), which is evidenced by a restricted stock unit agreement between me and the Company (the “Agreement,” copy attached). Provided that I remain employed by the Company on the applicable vesting date, the shares vest according to the provisions of the Agreement.

I understand that on or as soon as practicable after the vesting date (the “issuance date”), the shares issuable in respect of the RSUs (the “Shares”) will be deposited into my account at E*Trade (the “Broker”) and that I will recognize taxable ordinary income as a result. Pursuant to the terms of the Agreement and as a condition of my receipt of the Shares, I understand and agree that, on the issuance date, I must sell a number of shares sufficient to satisfy all withholding taxes applicable to that ordinary income. Therefore, I hereby direct the Broker to sell, at the market price and on the issuance date (or the first business day thereafter if the issuance date should fall on a day when the market is closed), the number of Shares that the Company informs the Broker is sufficient to satisfy the applicable withholding taxes, which shall be calculated based on the closing price of the Company’s ordinary shares on the last trading day before the issuance date. I understand that the Broker will remit the proceeds to the Company for payment of the withholding taxes.

You represent to the Company that, as of the date set forth in the Cover Sheet, you are not aware of any material nonpublic information about the Company or the Shares. You and the Company have structured this Agreement to constitute a “binding contract” relating to the sale of Shares, consistent with the affirmative defense to liability under Section 10(b) of the Exchange Act under Rule 10b5-1(c) issued under such Act.

I understand and agree that by signing below, I am making an Irrevocable Standing Order to Sell Shares which will remain in effect until the issuance date. I also agree that this Irrevocable Standing Order to Sell Shares is in addition to and subject to the terms and conditions of any existing Account Agreement that I have with the Broker.

Signature

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